Exhibit 10(j)(2)

ALCOA INC.

EMPLOYEES’ EXCESS BENEFITS PLAN A

Pursuant to authorization by its Board of Directors, Alcoa Inc. has adopted the following Alcoa Inc. Employees’ Excess Benefits Plan A, as amended and restated effective as of January 1, 2002, for the exclusive benefit of salaried employees who are not in a collective bargaining unit, who are eligible for retirement under the Alcoa Inc. Retirement Plan I (“Plan I”), Rules IC, IM and IN (“Plan I Rules”), and whose pension as calculated under the Plan I Rules would be in excess of the limitations provided for in Section 415(b) of the Internal Revenue Code of 1986, as amended (“415(b) limitations”).

ARTICLE I

DEFINITIONS

1.1	The following terms have the specified meanings:

a.	“Company” means Alcoa Inc.

b.	“Board of Directors” means the Board of Directors of Alcoa Inc.

c.	“Committee” means the Benefits Management Committee, which has been delegated by the Board of Directors to have the discretionary authority to interpret and administer the Plan.

d.	“Excess Pension” means the portion of the Pension otherwise payable under the Plan I Rules, which is not payable under the Plan I Rules because of the 415(b) limitations.

e.	“Excess Plan” means this Alcoa Inc. Employees’ Excess Benefits Plan A.

f.	“Participant” means a participant in the Plan I Rules who are eligible for a regular pension under the Plan I Rules and to whom monthly amount of regular pension is being paid or is immediately payable.

g.	“Pension” means the regular pension provided under the Plan I Rules and, for purposes of this Excess Plan, include the Special Retirement Pension as defined in Plan I.

h.	“Subsidiary” means a corporation at least 50% of whose outstanding voting stock is owned or controlled by the Company or one or more other Subsidiaries, and any non-corporate business entity in which the Company or one or more other Subsidiary have at least a 50% interest in capital or profits.

ARTICLE II

BENEFITS

2.1	All Excess Pensions will be payable to a Participant under this Excess Plan.

2.2	All Excess Pensions will be payable in monthly installments, commencing on the last day of the month of a Participant’s retirement or, if later, upon the last day of the first month in which there may be such Excess Pension and continuing to and including the month in which the Participant’s death occurs, except as otherwise provided in this Excess Plan.

2.3	No benefit under this Excess Plan may be assigned, transferred, pledged, encumbered, or be subject in any manner to alienation or anticipation, except that any exceptions to the non-alienation provisions in Plan I will also apply to benefits hereunder.

2.4	This Excess Plan will not be construed as conferring any rights upon any Participant for continuation of employment with the Company or any Subsidiary, nor will it interfere with the rights of the Company or any Subsidiary to terminate the employment of any Participant, or to take any personnel action affecting any Participant, without regard to the effect which such action might have upon the Participant as a prospective recipient of benefits under this Excess Plan.

ARTICLE III

CONTRIBUTIONS

3.1	Benefits payable hereunder will be payable out of the general assets of the Company, and no segregation of assets for the benefits will be made. The right of a Participant to receive benefits under this Excess Plan will be an unsecured claim against said assets.

ARTICLE IV

ADMINISTRATION OF EXCESS PLAN

4.1	The general administration of this Excess Plan will be by the Committee. The Committee’s resolution of any matter concerning this Excess Plan will be final and binding upon the Company and any Participant or other person affected thereby.

ARTICLE V

AMENDMENT AND TERMINATION

5.1	This Excess Plan may be amended, suspended or terminated at any time by the Board of Directors or any other entity approved by the Board of Directors, provided however that no such amendment, suspension or termination will reduce or in any manner adversely affect any Participant’s rights with respect to benefits that are payable or that may become payable under Article II hereof as of the date of such amendment, suspension or termination.

ARTICLE VI

CONSTRUCTION

6.1	This Excess Plan will be construed, regulated and administered under the laws of the Commonwealth of Pennsylvania except as modified by any applicable law.